EXHIBIT 23
KPMG LLP
One Financial Plaza
Hartford, CT 06103-2608




                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Webster Bank:

We consent to the incorporation by reference in the registration statement (No. 33-38286) on Form S-8 of Webster Financial Corporation of our report dated June 18, 2001, relating to the statements of net assets available for benefits of the Webster Bank Employee Investment Plan as of December 30, 2000 and 1999 and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 30, 2000 and 1999, and December 31, 1998, which report appears in the December 30, 2000 annual report on Form 11-K of Webster Financial Corporation.


/s/ KPMG LLP


Hartford, Connecticut
June 27, 2001




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